CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184791 on Form S-3, in Registration Statement Nos. 333-65934, 333-65936, 333-65938, 333-101243, 333-101265, 333-125667, 333-131164, 333-140939, 333-155757, 333-165078, 333-172463, 333-179700, 333-186951 and 333-194269 on Form S-8, and in Registration Statement No. 333-198380 on Form S-4 of Zimmer Holdings, Inc. of our report dated August 20, 2014, relating to the consolidated financial statements and financial statement schedules of LVB Acquisition, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of LVB Acquisition, Inc. for the year ended May 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

August 7, 2015